Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED



          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 1 of IVPSA Corporation, of our report dated September 26, 2007 on our audit of the financial statements of IVPSA Corporation as of August 31, 2007 and August 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended
August 31, 2007 and August 31, 2006 and for the period from the date of inception (August 14, 2006) through August 31, 2007, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    December 17, 2007



           2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                    (702)253-7499 Fax (702)253-7501

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